EXHIBIT 99.1

RICHARD ROSENBLUM - Independent Director. Graduated from State University of New York at Buffalo in 1981, Suma Cum Laude, with a degree in Finance and Accounting. Mr. Rosenblum has been an active and productive force in the small and mid cap markets for over 15 years, advising, strategizing and raising over $250 million for both private and public companies during that time span. He previously was a Managing Director of Investment Banking for vFinance, Inc., a middle market investment banking and brokerage organization. Mr. Rosenblum has continued to provide advice, expertise and access to critical growth capital for emerging growth companies. Mr. Rosenblum sits on the Board of Directors of several companies, both public and private, and is active in fundraising for charitable causes.

DAVID STEFANSKY - Independent Director. is a principal of Harborview Advisors, LLC. Over the past several years, Mr. Stefansky has participated in the successful consummation of private offerings in excess of $150 million for early-stage and emerging growth companies primarily in the fields of technology, telecommunications and healthcare. He has successfully advised, financed, restructured and participated in funding numerous small cap and micro cap companies. He is a member of various boards of private and not-for-profit organizations. Mr. Stefansky previously was a Managing Director at vFinance, Inc.